Exhibit 10.1
LEGACY BANCORP, INC.
2010 CEO INDUCEMENT PLAN
STOCK OPTION AWARD AGREEMENT

Participant’s Name:	Patrick J. Sullivan
      Pursuant to that certain Employment Agreement (the “Employment Agreement”) dated February 26, 2010 and effective as of April 1, 2010 between you, Legacy Bancorp, Inc. (the “Holding Company”) and Legacy Banks, you have been granted an option to purchase shares of Holding Company common stock (“Common Stock”) subject to the terms and conditions of this Award Agreement (the “Agreement”).

Option Award:	25,000 Non-Statutory Stock Options (NSO)

Date of Grant:	May 17, 2010

Exercise Price:	Fair Market Value on grant date shall be defined as the closing market price of the underlying shares of LEGC reported for such date.

Expiration Date:	May 17, 2020

Vesting Schedule:	Subject to the limitations of this Agreement, this Stock Option Award shall vest or become exercisable in installments according to the following schedule:

Installment	Vesting Date
5,000 shares	May 17, 2011
5,000 shares	May 17, 2012
5,000 shares	May 17, 2013
5,000 shares	May 17, 2014
5,000 shares	May 17, 2015

Except as provided in this Agreement, an installment shall be forfeited and shall not become exercisable on the otherwise applicable vesting date if you terminate employment with Legacy Bancorp, Inc. or any Affiliate prior to such vesting date.

Acceleration of Vesting in the Event of a Change in Control:	In the event of a Change in Control, all Options shall immediately become exercisable and shall remain exercisable until the Expiration Date.

Payment of Exercise Price:	The Exercise Price may be paid in cash or Common Stock having a Fair Market Value on the exercise date equal to the total Exercise Price, or any combination of cash or Common Stock, as well as a cashless exercise.

Method of Exercise:	This Option shall be exercisable by delivery of a written exercise notice to the Holding Company or its designee [in such form as the Compensation Committee (the “Committee”) may designate from time to time]. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the Participant.
Effect of Termination of
Employment or Service
Because of:

(a) Death or Disability:	In the event you terminate employment or service due to death or Disability, the entire unvested portion of your Stock Option Award will immediately become exercisable and all of your Options will remain exercisable for a period of one (1) year following your termination of employment or service, or, if sooner, the Expiration Date.

(b) Cause:	In the event you are terminated for Cause, all your rights under this Stock Option Award will expire immediately as of the effective date of your Termination for Cause.

(c) Retirement:	Upon your Retirement, you may exercise only those Options that are vested as of your Retirement date. Your rights to all unvested Options are forfeited. Your vested Options will remain exercisable for a period of three (3) years following your Retirement, or, if sooner, the Expiration Date.

(d) Other reasons:	Unless otherwise determined by the Committee, you may exercise only your Options that are vested as of your termination date. Your rights to all unvested Options are forfeited. Your vested Options are exercisable for a period of three (3) months following your termination of employment, or, if sooner, the Expiration Date.

Voting:	You have no rights as a shareholder with respect to any shares of Common Stock covered by this Stock Option Award until you exercise the Option and receive a stock certificate for the shares of Common Stock covered by this Stock Option Award.

Distribution:	Shares of Common Stock subject to this Stock Option Award will be distributed to you as soon as practicable following exercise.

Designation of Beneficiary:	A beneficiary may be designated in writing to receive, in the event of your death, any Award you are entitled to under this Stock Option Award.

Non-Transferability:	Non-Statutory Stock Options are not transferable by you other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code. However, you may petition the Committee to permit transfer of a Non-Statutory Stock Option Award to one or more family members. The Committee may approve such transfers in its sole discretion.

Tax Withholding:	Upon exercise of a Non-Statutory Stock Option, you will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the shares of Common Stock on the date of exercise over the Exercise Price. Legacy Bancorp, Inc. or its Affiliate, as appropriate, will withhold from your compensation or collect from you an amount in cash equal to a percentage of this compensation income at the time of exercise and forward the funds to the applicable taxing authorities. The Committee may refuse to honor your request to exercise your Options and refuse to deliver the shares of Common Stock if such withholding amounts are not delivered at the time of exercise.

Employment Agreement Governs:	Notwithstanding anything in this Agreement to the contrary, the terms of this Stock Award shall be subject to the terms and conditions of the Employment Agreement. Any capitalized terms shall have the meaning given to such terms in the Employment Agreement.

This Agreement shall not create any right on the part of any individual to continue in the employ or service of Legacy Bancorp, Inc. or any Affiliates of Legacy Bancorp, Inc.

Modification and Waiver:	The Committee may amend or modify your Stock Option Award from time to time, prospectively or retroactively; provided, however, that no such amendment or modification will adversely affect your rights under this Award without your written consent.

Acknowledgment:	Participant acknowledges that Participant’s rights under this Agreement are limited to the receipt of shares of Common Stock upon valid exercise of the Option pursuant to the terms of this Agreement and applicable law and that any rights Participant may have under this Agreement are not based on the value of the Option as reported by Legacy Bancorp, Inc. or any Affiliate on its financial statements. Participant expressly agrees that any claim for damages Participant may have under this Agreement is limited to the difference between the Exercise Price of the Option and the Fair Market Value Common Stock on the date of exercise.
          The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, in regards to this Agreement are final and conclusive.

          IN WITNESS WHEREOF, Legacy Bancorp, Inc. has caused this Stock Option Award Agreement to be executed, and said Participant has hereunto set his hand, as of the 17th day of May, 2010.

LEGACY BANCORP, INC.
By:	/s/ J. Williar Dunlaevy
For the Committee Administering the Plan

PARTICIPANT
/s/ Patrick J. Sullivan
Patrick J. Sullivan

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